Exhibit 99.1


                            LETTER OF UNDERSTANDING

         This Letter of Understanding among Caesars Entertainment, Inc. (the "Company"), Harrah's Entertainment, Inc. ("Harrah's") and Wallace R. Barr (the "Executive" and, together with the Company and Harrah's, the "Parties") is entered into as of October 6, 2004. The Parties acknowledge that the Executive is party to an Employment Agreement with the Company, dated November 19, 2002 (the "Employment Agreement"), and a Change of Control Agreement with the Company, dated November 1, 2001 (the "Change of Control Agreement"). Except as otherwise defined herein, any capitalized terms used herein shall have the meaning ascribed to such term in the Employment Agreement.

         The Parties desire to set forth their understanding regarding the severance payments and benefits to which the Executive shall be entitled if, during the Employment Period and on or following consummation of the merger contemplated by the Merger Agreement by and among the Company, Harrah's Operating Company, Inc. and Harrah's, dated as of July 14, 2004, (i) the Executive terminates his employment for Good Reason or (ii) the Company terminates his employment other than for death, Disability or Cause (a termination described in clause (i) or (ii) above being referred to as a "Qualifying Termination").

         The Parties hereby agree as follows:

         1. Upon a Qualifying Termination, the Executive shall not be entitled to receive any payments or benefits under the Change of Control Agreement.

         2. Upon a Qualifying Termination, the Executive shall be entitled to receive from the Company or its successor:

                  (a) in full satisfaction of the Executive's rights to severance payable pursuant to the first sentence of the third paragraph of Section 5(a) of the Employment Agreement, a lump-sum cash payment equal to the sum of (1) the product of 2.99 times the Executive's current Annual Base Salary plus (2) the product of 2.99 times the greater of the Executive's annual bonus in respect of fiscal year 2003 or fiscal year 2004, such lump-sum payment to be made not later than 30 days following the date of the Qualifying Termination; provided, that such payment shall be conditioned upon the Executive's
         (i) execution and non-revocation of the Release, (ii) compliance with
         Section 8(a) of the Employment Agreement and (iii) compliance with Paragraph 3 below;

                  (b) a lump-sum cash payment in respect of all Accrued Obligations, such lump-sum payment to be made not later than 30 days following the date of the Qualifying Termination;

                  (c) payment in respect of brokerage commissions, transfer taxes and closing costs incurred in selling the Executive's current Las Vegas, Nevada residence, and, if the Executive is unable to sell such property within 90 days of placing it on the market, payment equal to its appraised fair market value (as determined in accordance with the Company's normal policy for senior level executives) but which in no event shall be at a price less than the Executive's documented cost for such residence including all renovations and improvements;

                  (d) continued benefits referred to in the fourth sentence of the third paragraph of Section 5(a) of the Employment Agreement;

                  (e) lifetime benefits for himself and his family, as described in Section 5(d) of the Employment Agreement;

                  (f) the indemnification benefits and insurance coverage set forth in Section 10(h) of the Employment Agreement for a period of not less than three years following the date of the Qualifying Termination;

                  (g) if necessary, payments pursuant to Section 10(c) of the Employment Agreement; and

                  (h) a fully vested and nonforfeitable Supplemental Benefit, as described in Section 3(j) of the Employment Agreement.

         3. In lieu of the restrictions set forth in Section 8(b) of the Employment Agreement, for a period of one year following the date of the Qualifying Termination, except as set forth in the immediately succeeding sentence, the Executive shall not be associated with Ameristar Casinos, Inc., Argosy Gaming Company, Pinnacle Entertainment, Inc., Penn National Gaming, Inc., or Isle of Capri Casinos, Inc., LLC or any affiliate of the foregoing companies, or any company that in the future operates any of the assets of the foregoing companies (the "Restricted Competitors"). Notwithstanding the foregoing, the Executive may (i) own up to 1% of the stock of any Restricted Competitor that is a publicly-traded corporation; (ii) serve on the board of directors of any Restricted Competitor; or (iii) serve as a part-time consultant to any Restricted Competitor. The Executive shall not be restricted from associating with any entity that is not a Restricted Competitor.

         4. Except as set forth in Paragraph 5 below, nothing herein shall be construed as effecting or limiting in any way the compensation or benefits to which the Executive may become entitled under the Employment Agreement upon the occurrence of a Change of Control or any compensation or benefits to which he may become entitled under the Employment Agreement in connection with any termination of his employment that does not constitute a Qualifying Termination.

         5. All outstanding equity awards held by the Executive immediately prior to a Change of Control shall vest, become exercisable and/or become free of restrictions upon such Change of Control; provided, however, that notwithstanding anything to the contrary in the Employment Agreement, for purposes of applying this Paragraph 5 to the stock options and restricted stock units granted to the Executive on September 23, 2004 (the "2004 Grant"), the "Change of Control" definition in the Change of Control Agreement shall apply. In all other respects, the 2004 Grant shall be governed by the Employment Agreement and applicable award agreements.

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         IN WITNESS WHEREOF, the Parties have duly executed this Letter of
Understanding effective as of the date first referred to above.




                                 Caesars Entertainment, Inc.




                                 By: /s/ Steven J. Bell
                                    -------------------------------------
                                    Name: Steve Bell
                                    Title: Exec. V.P. Human Resources &
                                           Admin., Authorized Signator
                                           for Caesars Entertainment


                                 Harrah's Entertainment, Inc.



                                 By: /s/ Jerry Boone
                                    -------------------------------------
                                    Name: Jerry Boone
                                    Title: Sr. Vice President Human Resources
                                           Harrah's Entertainment, Inc.



                                 WALLACE R. BARR



                                     /s/ Wallace R. Barr
                                 ----------------------------------------